CONSULTING  AGREEMENT


     This Consulting Agreement (the "Agreement"), effective as of June 30, 1998 is entered into by and among PERMA FIX ENVIRONMENTAL SERVICES, INC.,a Delaware corporation (herein referred to as the "Company"), LIVIAKIS FINANCIAL COMMUNICATIONS, INC., a California corporation ("LFC" or "Consultant") and ROBERT B. PRAG, an individual ("Prag").

     WHEREAS, Company is a publicly held corporation with its common stock listed for trading on the NASDAQ Small Cap Market and the Boston Stock Exchange;

     WHEREAS, Consultant has experience in the area of corporate finance, investor communications and financial and investor public relations;

     WHEREAS, Company desires to engage the services of Consultant to assist and consult with the Company and to represent the Company in connection with investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals as to the Company's current and proposed activities;

     WHEREAS, Prag is an executive officer of Consultant; and,

     WHEREAS, the Consultant and Prag have assisted the Company in connection with that certain Private Securities Subscription
Agreement between the Company and RBB Bank Aktiengesellschaft ("RBB Bank"), dated June 30, 1998 ("Subscription Agreement") whereby the Company is to sell to RBB Bank a new series of the Company's preferred stock in order to raise additional equity for the Company.

     NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

                          I. PLACEMENT


     1. Placement. The Consultant and Prag have provided consulting services in connection with the placement ("Placement") of certain securities through the Subscription Agreement and are to be compensated by the Company for such services as described herein.

     2. Warrants.   For assisting in the Placement and for other
good and valuable consideration, the Company agrees to issue and deliver to the Consultant and to Prag a "Placement Fee" payable in the form of warrants to purchase 2,500,000 shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), for $1.875 per share ("Warrants") of which 1,875,000 are to be issued to Consultant in the name of Liviakis Financial Communications, Inc and 625,000 are to be issued to Prag in the name of Robert B. Prag.

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The term of the Warrants will be for 4 years,  shall contain a cashless exercise provision and a registration rights provision, as provided in Exhibit A attached hereto. This Placement Fee shall be issued to the Consultant and Prag immediately following completion of the Placement and shall, when issued and delivered to Consultant and Prag, be fully paid and non-assessable. The 2,500,000 Warrants issued as a Placement Fee, constitute payment for consulting in connection with the Placement and are nonrefundable, non-apportionable, and non-ratable; such Warrants are not a prepayment for future services.

     2.1 Consultants and Prag each acknowledge that the Warrants and shares of Common Stock to be issued pursuant to the Warrants (collectively, the "Shares") have not been registered under the Securities Act of 1933, as amended (the "Act"), and accordingly are "restricted securities" within the meaning of Rule 144 of the Act. As such, the Warrants and the Shares may not be resold or transferred unless the Warrants and the Shares have been registered under the Act or the Company has received an opinion of counsel reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Act. Consultant and Prag each further understand that the exemption from registration afforded by Rule 144 under the Act depends upon the satisfaction of various conditions and that, if applicable, Rule 144 affords the basis for sale only in limited amounts.

     2.2 In connection with the acquisition of the Warrants and the Shares, the Consultant and Prag each represent, warrant and covenant to the Company as follows:

          a. Consultant and Prag each acknowledge that they have been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Shares, and any additional information which the Consultant and Prag have requested.

          b. Consultant and Prag have each had experience in investments in restricted and publicly traded securities, and Consultant and Prag have each had experience in investments in speculative securities and other investments which involve the risk of loss of investment. Consultant and Prag each acknowledge that an investment in the Warrants and/or Shares is speculative and involves the risk of loss. Both Consultant and Prag have the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant and Prag can afford the risk of loss of their entire investment in the Warrants or Shares. Consultant is an "accredited investor," as that term is defined in Rule 501 of Regulation D promulgated

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
               under the Act, due to the fact that LFC (a) was not created solely to permit the acquisition of Warrants or Shares and has total assets in excess of $5,000,000 and/or (b) is wholly owned by persons who qualify as accredited investors. Prag is an "accredited investor," as that term is defined in Rule 501 of Regulation D promulgated under the Act, due to the fact that Prag (a) has an individual net worth, or joint net worth with his spouse in excess of $1,000,000 and/or (b) had an individual income in excess of $200,000 in each of the two most recent years or joint income with his spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income based in the current year. Both LFC and Prag are purchasers described in Section 25102 (f) (2) of the California Corporate Securities Law of 1968, as amended.

          c. Each of Consultant and Prag is acquiring the Warrants and the Shares for its or his own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

          d. Each of Consultant and Prag acknowledges that issuance of the Warrants and the Shares has not been made in connection with any advertisement.

          e. Each of Consultant and Prag acknowledges it or he has received copies of the Company's Form 10-K for the year ended December 31, 1997, Form 10-Q for the quarter ended March 31, 1998, and proxy soliciting material for the Company's 1998 annual meeting of shareholders.

          f. Each of Consultant and Prag acknowledges that the Shares shall upon issuance thereof have stamped or imprinted thereon or affixed thereto a legend to the following effect:

                    THE REGISTERED HOLDER HEREOF HAS
                    ACQUIRED THE SHARES REPRESENTED BY
                    THIS CERTIFICATE FOR INVESTMENT AND
                    NOT FOR RESALE IN CONNECTION WITH A
                    DISTRIBUTION THEREOF.  ACCORDINGLY,
                    SUCH SHARES HAVE NOT BEEN REGISTERED
                    UNDER THE SECURITIES ACT OF 1933 AND
                    MAY NOT BE SOLD, TRANSFERRED OR
                    OTHERWISE DISPOSED OF EXCEPT
                    PURSUANT TO A CURRENTLY EFFECTIVE
                    REGISTRATION STATEMENT UNDER SAID
                    ACT OR OTHERWISE IN A TRANSACTION
                    EXEMPT FROM THE PROVISIONS OF
                    SECTION5 OF SAID ACT.

     2.3 The Company covenants to file, in a timely manner, with the Securities and Exchange Commission ("Commission") all

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
          reports required to be filed by the Company under the Securities Exchange Act of 1934, as amended, for a period ending the earlier of (i) twenty-four (24) months after the termination of the Warrants if the Warrants have been exercised, in whole or in part, or if the Warrants have not been exercised prior to their termination, the n upon termination of the Warrants, or (ii) the date on which Consultant and Prag have disposed of or transformed all of the Shares acquired upon the exercise of the Warrants, or (iii) the date on which registration under the Act is no longer required for the public distribution of the Shares acquired upon the exercise of the Warrants as a result of the provisions of Rule 144 (k) promulgated under the Act or a similar exemption under the Act.


                    II. CONSULTING SERVICES

     1.   Term of Consultancy.     The Company hereby agrees to
retain the Consultant to act in a consulting capacity to the Company, and the Consultant hereby agrees to provide services to the Company commencing immediately and ending on March 15, 1999.

     2.    Duties of Consultant.     LFC agrees that it will
generally provide the following specified consulting services through its officers and employees during the term specified in
Section II. 1 hereof:

     (a) Advise and assist the Company in developing and implementing appropriate plans and materials for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the Company in the financial community, and creating the foundation for subsequent financial public relations efforts;

     (b) Introduce the Company to the financial community;

     (c) With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company's plans, strategy and personnel, as they may evolve during such period, and advise and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community;

     (d) Assist and advise the Company with respect to its (i) stockholder and investor relations, (ii) relations with brokers, dealers, analysts and other investment professionals, and (iii) financial public relations generally;

     (e) Perform the functions generally assigned to investor/stockholder relations and public relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to the Consultant by the Company); preparing press releases for the Company with the Company's involvement and approval or reviewing press releases, reports and

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
other communications with or to shareholders, the investment community and the general public; advising with respect to the timing, form, distribution and other matters related to such releases, reports and communications; and consulting with respect to corporate symbols, logos, names, the presentation of such symbols, logos and names, and other matters relating to corporate image;

     (f) Upon the Company's approval, disseminate information regarding the Company to shareholders, brokers, dealers, other investment community professionals and the general investing public;

     (g) Upon the Company's approval, conduct meetings, in person or by telephone, with brokers, dealers, analysts and other investment professionals to advise them of the Company's plans, goals and activities, and assist the Company in preparing for press conferences and other forums involving the media, investment professionals and the general investment public;

     (h) At the Company's request, review business plans, strategies, mission statements, budgets, proposed transactions and other plans for the purpose of advising the Company of the investment community implications thereof; and,

     (i) Otherwise perform as the Company's financial relations and public relations consultant.

     3. Allocation of Time and Energies. The Consultant hereby promises to perform and discharge well and faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its financial and investor public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Consultant shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth
herein above in a diligent and professional manner.   The parties
acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur upon and shortly after, and in any event, within
two months of the effectiveness of this Agreement.   It is
explicitly understood that Consultant's performance of its duties hereunder will in no way be measured by the price of the Company's Common Stock, nor the trading volume of the Company's Common Stock.

     4.     Remuneration.    As full and complete compensation for
providing the continuing consulting services for the Company, the Company agrees to pay to Consultant the amount of One Hundred Fifty and/no 100 Dollars ($150.00) per month during the term of this Agreement.

     5. Financing "Finder's Fee". It is understood that in the event Consultant introduces Company, or its nominees, to a lender or equity purchaser, not already having a preexisting relationship with the Company and with whom the Company has not had preexisting discussions regarding a lending arrangement or equity purchase

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
arrangement, with whom Company, or its nominees, ultimately finances or causes the completion of such financing during the term of this Agreement or within one year from the date of termination of this Agreement, Company agrees to compensate the Consultant for such services with a "finder's fee" in the amount of 2.5% of total gross funding provided by such lender or equity purchaser, such fee to be payable in cash upon receipt of such financing by the Company. This will be in addition to any fees payable by Company to any other intermediary, if any, which shall be per separate agreements negotiated between Company, and such other intermediary. It is also understood that in the event Consultant introduces Company or its nominees to an acquisition or business combination (as defined below) candidate not already having a preexisting relationship with the Company and with whom the Company has not had preexisting discussions regarding such an acquisition or business combination, with whom Company, or its nominees, ultimately acquires or causes the completion of such acquisition or business combination during the term of this Agreement or within one year from the date of termination of this Agreement, Company, agrees to compensate Consultant, for such services with a "finder's fee" in the amount of 2% of the consideration paid in connection with such acquisition or business combination, excluding the amount of any employment contracts entered into as a result of such acquisition or business combination, such fee to be payable in cash upon the close of the applicable acquisition or business combination transaction. For the purpose of this Section 5, "business combination" shall mean any "merger or consolidation" of the Company with another entity in which the Company is not the survivor, the sale of all or substantially all of the Company's assets to another entity or a transaction by which the Company becomes a majority owned subsidiary of another entity (other than a then existing subsidiary of the Company),with the approval of the Company's Board of Directors. This will be in addition to any fees payable by Company to any other intermediary, if any, which shall be agreements negotiated between Company and such other
intermediary.   It is specifically understood that Consultant is
not nor does it hold itself out be a Broker/Dealer, but is rather merely a "Finder" in reference to the Company procuring financing sources and acquisition or business combination candidates.

     5.1 It is further understood that the Company, and not Consultant, is responsible to perform any and all due diligence on such lender, equity purchaser, acquisition or business combination candidate introduced to it by Consultant, under this Agreement, prior to Company receiving funds or closing on any acquisition or business combination. However, Consultant agrees it will not introduce any parties to Company, about which Consultant has any prior knowledge of questionable, unethical or illicit activities,

     5.2 Consultant will notify Company of introductions it makes for potential sources of financing, acquisitions or business combination in a timely manner (within approximately 3 days of introduction) via facsimile memo. If Company has a preexisting relationship with such nominee and believes such party should be excluded from this Agreement, then Company will notify Consultant promptly of such circumstance via facsimile memo.

     6.     Expenses.    Consultant agrees to pay for all its
expenses (phone, mailing, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company,

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
luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company prior to its incurring an obligation for reimbursement.

     7. Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials not designated by the Company to LFC or Prag as "confidential" or "Company private", excluding any such claims or litigation resulting from LFC's or Prag's communication or dissemination of information not provided or authorized by the Company or due to LFC's or its employees gross negligence or willful misconduct or acts.

     8. Representations. Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that, to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the securities laws or regulations. Consultant further acknowledges that it is not a securities Broker-Dealer or a registered investment advisor. Company acknowledges that, to its knowledge, it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company which would have a material adverse effect on the Company and its subsidiaries, taken as a whole, except as otherwise disclosed in the Company's filings with the Commission. Company acknowledges that, to its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the securities laws, except as otherwise disclosed in its filings with the Commission.

     9. Covenants. (a) LFC and Prag each agree that neither Prag, LFC, nor any of the directors of LFC, nor "executive officers" of LFC, as such term is defined in Rule 405 under the Act shall (i) sell or transfer any Warrants or (ii) sell, transfer or dispose of the Company's Common Stock or other securities of the Company, including, but not limited to, the selling short of any of the Company's securities or Common Stock, during the term specified in Section II. 1. hereof.

     (b) The Company agrees that it shall cause the Company's directors and "executive officers", as such term is defined in Rule 405 under the Act, to enter into an agreement that they shall not sell, transfer or dispose of Common Stock, including, but not

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
limited to the selling short of such Common Stock or other securities of the Company, during the term specified in Section II.
1. hereof.



     10. Legal Representation. The Company acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement. Consultant represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the Consultant deemed necessary.

     11. Status as Independent Contractor. Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold its elf out to be the employer or employee of the other. Consultant further acknowledges the consideration provided herein above is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income
taxes, social security payments or any other payroll taxes.   All
such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company or the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

     12.     Attorney's Fee.     If any legal action or any
arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

     13.     Waiver.     The waiver by any party of a breach of any
provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach by such other party.

     14. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other parties at the address as set forth herein below:

    To the Company:          Perma Fix Environmental Services, Inc.
                             Dr. Louis F. Centofanti, CEO
                             Perma-Fix Environmental Services, Inc.
                             1940 Northwest 67th Place
                             Gainesville, Florida 32606-1649


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
    with copies simultaneously
    by like means to:         Conner & Winters
                              One Leadership Square, Suite 1700
                              211 North Robinson
                              Oklahoma City, Oklahoma 73102
                              Attention: Irwin H. Steinhorn, Esquire

     To LFC:                  Liviakis Financial Communications, Inc.
                              John M. Liviakis, President
                              2420 "K" Street, Suite 220
                              Sacramento, California  95816

     To Prag:                 Robert B. Prag
                              % Liviakis Financial Communications, Inc.
                              2420 "K" Street, Suite 220
                              Sacramento, California 95816

    with copies simultaneously
    by like means to:         Kelly Lytton Mintz & Vann
                              1900 Avenue of the Stars
                              Suite 1450
                              Los Angeles, California 70067
                              Attention: Allen Jacobsen, Esquire

     It is understood that any party may change the address to which notices for it shall be addressed by providing notice of such change to the other parties in the manner set forth in this paragraph.

     15.  Choice of Law, Jurisdiction and Venue.    This Agreement
shall be governed by, construed and enforced in accordance with the laws of the State of California, except that the Warrants shall be governed by, construed and enforced in accordance with the laws of the State of Delaware. The parties agree that Sacramento County, California will be the venue of any dispute and will have jurisdiction over all parties except as to the Warrants.

     16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultant's activities or remuneration under this Agreement, except for any controversy or claim regarding the Warrants, shall be settled by binding arbitration in California in accordance with the applicable rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction thereof. Any controversy or claim regarding the Warrants shall not be resolved pursuant to this Section but shall be resolved pursuant to the terms of the Warrants.

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     17.  Complete Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


        (Balance of Page Intentionally Left Blank)


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
AGREED TO:

                             "Company"

                             PERMA-FIX ENVIRONMENTAL SERVICES, INC.


                            By: /s/ Louis F. Centofanti
                               ____________________________________
                                Dr. Louis F.Centofanti,
                                President and Chief Executive Officer


                             "Consultant"

                             LIVIAKIS FINANCIAL COMMUNICATIONS, INC.



                             By: /s/ John M. Liviakis
                               _____________________________________
                               John M. Liviakis, President



                            By: /s/ Robert B. Prag
                               ______________________________________
                               Robert B. Prag, Sr. Vice-President


                            "Prag"


                               /s/ Robert B. Prag
                              ________________________________________
                              Robert B. Prag, individually









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